UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 21, 2015

Resource Real Estate Opportunity REIT II, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-55430

Maryland	80-0854717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA, 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 21, 2015, a wholly-owned subsidiary of Resource Real Estate Opportunity REIT II, Inc. (the “Company”) purchased a multifamily community located in Homewood, Alabama (the “Homewood Property”) from an unaffiliated seller. The Homewood Property contains 274 units located on an approximately 15-acre site with amenities, including but not limited to two swimming pools, a fitness center and a playground. The Homewood Property encompasses approximately 288,050 rentable square feet. The Homewood Property was constructed in two phases in 1968 and 1972 and is currently 90% leased.

The contract purchase price for the Homewood Property was approximately $30.1 million, excluding closing costs. The Company funded a portion of the purchase price through the assumption of two mortgage loans encumbering the Homewood Property. The Company funded the remainder of the purchase price with proceeds from its ongoing initial public offering. The Company believes that the Homewood Property is suitable for its intended purpose and adequately insured; however, the Company intends to make certain renovations to the Homewood Property. The Company intends to replace the roofs and upgrade the common areas and unit interiors.

Item 9.01.	Financial Statements and Exhibits

(a) Financial Statements.

Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before November 6, 2015, by amendment to this Form 8-K.

(b) Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

Dated: August 25, 2015	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)